AMENDMENTS TO RIGHT MANAGEMENT CONSULTANTS INC. SAVINGS PLAN

The Plan named above gives the Employer the right to amend it at any time. According to that right, the Plan is amended as provided below:

1. Following a member's entry date (reentry date, if applicable) a member's elective deferral agreement may become effective on any quarterly date. The current plan document allows for semi-annual changes.

2. Remove the provision allowing participants to contribute voluntary contributions into the plan.

3. Effective January 1, 2000 please have forfeitures used to reduce contract expenses and any excess is to be used for future employer contributions.

4. Allow employees to be eligible after having completed six months of service, with quarterly entry. The elapsed time method is to be used.

5. Effective December 7, 2000 allow eligible employees to enter the plan and make deferral changes monthly.

Other then 3 and 5 above, the effective date of these changes should be April 1, 2000.